Exhibit 10.23

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

COAL SUPPLY AGREEMENT

This Coal Supply Agreement, by and between Wabash River Energy, Ltd., Terre Haute, Indiana, (hereinafter “Buyer”) and Midwest Mining Company, LLC, (hereinafter “Supplier”) effective this 20th day of January, 2004, establishes the terms and conditions for the sale and purchase of coal as follows:

I. Coal Source. The parties hereto agree and acknowledge that this Coal Supply Agreement shall primarily be served from certain coal properties within Fayette Township, Vigo County, Indiana and that this Coal Supply Agreement shall serve as the basis for developing a mine or mines on said properties. Said properties are included as a “dedicated” reserve to this Coal Supply Agreement and are indicated as Exhibit I, attached hereto and made a part of hereof.

II. Third Party Contractors- Supplier states and Buyer hereby acknowledges that it is the intent of the Supplier to contract with a third party(ies) for the construction and development of a mine or mines to recover and produce coal from the properties identified as Exhibit I.

Buyer states that is shall, upon request of Supplier, meet with parties pre-qualified by Supplier who are investigating the coal reserves and/or who may be negotiating with the Supplier to serve as a contract miner of said properties. Said discussions between third parties and Buyer shall be to confirm the coal requirements of Buyer and all such meetings shall be in the presence of Supplier.

Supplier shall accept full and complete responsibility for all day to day supervision of any and all third party contractors who may be required to perform to meet the Supplier’s obligations pursuant to this Coal Supply Agreement.

III. Coal Delivery. Supplier and Buyer acknowledge that the acquisition of surface properties, permitting, surface development, construction and subsurface development required to bring a new coal mine(s) into production will require approximately twenty-four months from the date of execution of this agreement. Therefore, Supplier shall have the right to “source” coal for this Coal Supply Agreement from other properties and/or producers.

The parties hereto acknowledge that coal deliveries from the mine contemplated in this agreement may occur by truck, by rail or by coal slurry pipeline. Buyer and Supplier shall negotiate in good faith throughout the term of this Coal Supply Agreement to provide for economical and efficient delivery of coal product to the Buyer’s facility at the Wabash River Energy, Ltd. Facility.

In the event that the parties desire to investigate, design, construct and build a coal slurry pipeline, a separate agreement shall be negotiated to designate costs and responsibilities of the parties.

Supplier shall have the full and complete right to supply coal from other properties to enhance, augment or replace coal from the subject properties providing that the quality and quantity fit the parameters as defined in this COAL SUPPLY AGREEMENT.

IV. Quality. The total quantity of coal shall be approximately 50 million tons over the life of the contract with the primary source of coal being the reserves of Global Energy, Inc., in Fayette Township, Vigo County, Indiana. Specific production targets are as outlined in the table below.

Calendar Year	Guaranteed “Take or Pay” Tons	Target Coal Quantity Tons	Maximum Coal Quantity Tons
2004-2029	500,000	750,000	2,000,000

The annual tonnage is to be prorated and delivered on a monthly basis. Buyer will provide sixty days notice for changes to the prorated monthly Target Coal Quantity if such changes result in a variation of greater than 15% of normal monthly scheduled production.

System of measure (scale weights) shall be determined by mutual agreement as part of the development of a mine on the subject properties. In the event that shipments of a coal are made prior to construction of a mine from the properties of others, truck weights shall be used at point of origin or, if shipments are by train, by scale weights at the facility of Buyer.

V. Term. The term of this Coal Supply Agreement be from January, 20, 2004 through December 31, 2029.

Coal shipments shall commence pursuant to this Coal Supply Agreement on or about, April 1, 2004. The parties will confirm coal delivery, coal production and coal operating plans during the ninety day period from the date of this agreement and either party may cancel this agreement within the ninety day period if production and operating plans are not compatible.

Supplier expects initial deliveries from the properties listed on Exhibit I in the first quarter of 2006, and states it will supply coal from other sites until that approximate date.

VI. Price. The parties hereto agree that the optimal, targeted Base Price for coal delivered under this Coal Supply Agreement shall be [*] per ton delivered to the Wabash River Energy Ltd. Facility. Said base price shall be determined by deducting any and all costs that may be credited against investments made by Buyer including but not limited to, costs of transportation systems, investment in mineral rights, etc. Supplier acknowledges that it shall consistently and always make good faith, workmanlike efforts to acquire and produce coal to the Buyer at the lowest practical price.

In the event that coal is acquired from mines of others and supplied under this agreement during the initial twenty-four months of the contract the Base Price shall not exceed [*] delivered to the plant.

In the event that coal is ultimately produced from properties owned by Global Energy and located in Fayette Township, Vigo County, Indiana the delivered price shall be [*] per ton delivered. Seller will make every workmanlike endeavor to cause the delivered price for coal to be not more than [*] per ton delivered as soon as is practicable upon the acquisition of the Fayette Township coal reserves by Global.

Beginning January 1, 2005, the Base Price shall be increased [*] each year, compounded. The Base Price (and all subsequent adjusted pricing) shall be subject to quality adjustments as outlined in Exhibit II and include all taxes and fees. The parties hereto agree that in the first three years of this Coal Supply Agreement some additional costs may be necessary and hereby acknowledge that said additional costs shall not exceed [*] (specifically excluding charges for transportation). The parties reaffirm that all best efforts will be made to minimize or eliminate such additional costs at all times.

VII. Coal Quality Standards. Unless otherwise agreed, Supplier shall deliver coal complying with the following specifications and the coal specifications sheet in Exhibit III. All analytical procedures employed to determine sizing, moisture, ash, sulfur and BTU shall be based on ASTM procedures.

VIII. Preparation. The coal shall be free from excess impurities or extraneous materials, with a two inch maximum top size.

BTU content- Minimum heating value shall be 10,200 as received, BTUs per pound. The BTU guarantee for establishing the base price is 10,500.

Moisture content- The moisture of the coal shall not exceed 16% as received on a shipment average.

Ash content- Coal ash shall not exceed 16% as received on a shipment weighted average unless otherwise agreed.

[*]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Sulfur content- Sulfur content shall not exceed a weighted average basis of 2.3% nor exceed 5.9% on as received basis.

Sampling-Samples shall be taken by Supplier in accordance with ASTM standards and a representative split of each sample will be made available to Buyer. Said samples shall be held for thirty days unless otherwise requested by Buyer.

Analysis-Supplier’s analyses, performed in accordance with ASTM standards, shall establish the quality of the coal unless a referee analysis has been performed, in which case the referee analysis shall control. Except as otherwise agreed to in writing by the parties, if Buyer performs analyses in accordance with ASTM standards of Supplier’s governing sample split which indicate differences from Supplier’s analysis which exceed ASTM reproducibility specifications, such differences shall be resolved by forwarding a referee split to an independent commercial laboratory for analyses; provided, however, if Buyer does not provide all analyses actually performed by or for Buyer for the month to Supplier within thirty days after the end of the month, Buyer shall not be entitled to any referee analyses for such month. If the referee analysis is for a parameter in the short proximate analysis, then the test for all the parameters in the short proximate analysis shall be performed by the referee laboratory. The referee laboratory shall be Commercial Testing and Engineering in Henderson, Kentucky, Standard Laboratories in Evansville, Indiana, or such other independent laboratory as mutually agreed to in writing by the parties. The cost of such testing by the independent commercial laboratory shall be shared equally by the Buyer and Supplier. The results of any referee analysis shall be controlling.

IX. Weights. Weights shall be determined by Supplier on all truck deliveries and by Buyer on all rail deliveries, using certified scales that are maintained at industry standards.

X. Vitrified Frit. Supplier agrees to discuss the possible use of the vitrified frit by-product and / or other waste materials from the Buyer’s facility as structural fill at the mine site however, such handling or placement of the materials will only result after the parties agree in writing to an acceptable rate of compensation for the handling of such materials by Supplier.

XI. Coal Quality Price Adjustment. Pricing of coal shall be adjusted based upon variances in the BTU per pound of the coal as set forth in Exhibit II. All such adjustments shall be made based on monthly shipments and paid monthly.

XII. Payment. Supplier shall invoice Buyer on a monthly basis. Supplier’s invoices are to be paid within thirty days after invoice dates.

XIII. Force Majeure. Supplier and Buyer agree to the following as rights and obligations:

Events of Force Majeure. Neither Supplier nor Buyer shall be deemed in default for failure to deliver or accept coal pursuant to this Coal Supply Agreement where such failure is the result of any cause beyond the reasonable control and without the fault or negligence of the party failing to perform, that wholly or partly prevents the mining, blending, processing, loading or transporting of the coal by Supplier, or the transportation, receiving, unloading, or utilization of the coal by Buyer, which may include, by way of illustration but not limitation, the following: acts of God, the public enemy, or a governmental or military entity, including changes to applicable laws, rules, regulations or verification interpretations thereof; insurrection or riots, strikes, boycotts, embargoes, organizational attempts or other labor disputes; shortages of supplies, equipment or transportation; high or low water, fog, fires, explosions, foods or material unforeseeable geological conditions; breakdown or damage to plants, equipment or facilities; or other cause of similar nature. A force majeure event claimed by Supplier may wholly or partly excuse Supplier’s obligation to deliver the Coal, but it shall not excuse either party’s obligations with respect to coal, which is delivered.

Notice of Force Majeure. The party claiming a force majeure event shall provide prompt written notice to the other party describing the nature of the force majeure event and its expected duration, and shall use all reasonable efforts to mitigate the effect of the event.

XIV. Assignment. This Coal Supply Agreement may not be assigned wholly or in part by either party without the prior written consent of the other party, said consent shall not be unreasonably withheld.

XV. Exclusive rights. Buyer hereby designates Supplier as its sole and exclusive supplier of coal to the Wabash River Energy Station.

XVI. Termination Right. Buyer shall have the right to terminate this Coal Supply Agreement upon 30 days written notice if, as a result of the issuance by the Indiana Utility Regulatory Commission (the “IURC”) of any final order, finding or decree of the effectiveness of any new legislation that has the effect of denying PSI Energy, Inc. (“PSI”) the full recovery through rates to its customers of the amounts paid for Syngas under the Agreement for Purchase and Sale of Synthetic Gas by Wabash River Energy Ltd., and PSI, that agreement is terminated. Buyer shall make available to Supplier the filings to and responses from the IURC applicable to this Right to Terminate upon the request of Supplier. Said right to terminate held by Buyer does not invalidate or alter its obligations under Section IV to compensate Supplier for tonnage it is required to purchase under the “Take or Pay” provisions of Section IV.

XVII. Non-waiver. The failure of Buyer or Supplier to demand strict performance of the terms of this Coal Supply Agreement or the failure of Buyer or Supplier to exercise any of its rights shall not be construed as a waiver or relinquishment of its right to assert or rely on any such terms or rights in the future, but the same shall continue and remain in full force and effect.

XVIII. Notices. All notices required to be given under this Coal Supply Agreement and sent by either certified United States mail, postage prepaid or overnight delivery, addressed, if to Buyer, Tom Lynch, Wabash River Energy, Ltd., 444. W. Sandford Avenue, West Terre haute, Indiana 47885, and if to Supplier, Midwest Minerals Company, Inc., Suite 805, 19 South Sixth Street, Terre Haute, IN 47807, or at such addresses as one party may also be given by facsimile transmission, but shall be confirmed by certified mail or overnight delivery promptly thereafter. Such notice by facsimile transmission shall be deemed first in time.

XIX. Entire Agreement. This agreement constitutes the entire agreement between Buyer and Supplier and there are no other understandings or agreements between the Buyer and Supplier with respect to this Agreement that shall supercede the terms herein. Specifically, this agreement fully replaces and negates the terms of a certain Coal Supply Agreement between the parties dated September 2, 2003.

XX. Jurisdiction. This Coal Supply Agreement shall be governed by and interpreted under the laws of the State of Indiana.

The parties, by their authorized agents, hereby execute this Coal Supply Agreement, this 20th day of January, 2004.

Wabash River Energy, Ltd.		Supplier

By:	/s/ H. H. Graves	By:	/s/ Charles B. Lee
Title:	Chairman	Title:	President